EXHIBIT 10.29


Summary of Comprehensive Credit Facilities Agreement by and between Shenzhen BAK Battery Co., Ltd. (the "Company") and Development Bank dated as of April 7, 2005 ("Comprehensive Agreement 1").

     a)   Contract number: is Shenfa Longgang zongzi NO.20050407001.

     b) Contract term: from April 7, 2005 to April 8, 2006, and the amount of credit to be extended by Development Bank is RMB 150 million.

     c) Remedies in the event of breach of contract include adjustment of the credit amount, suspension of credit, imposition of punitive interest and overdue interest, an increase of guarantee deposit and the call back of loan principal and interest before maturity

     d)   Comprehensive Agreement 1 also has the following additional terms:

          o All unsettled credit facilities under the Credit Facility Agreement with the contract number of Shenfa Longgang Zongzi No.200403055 shall be under the consolidated management of credit facilities under Comprehensive Agreement 1.

          o Credit facilities under Comprehensive Agreement 1 can be used for working capital;

          o The Company should submit its financial statement to the bank monthly. If the asset liability ratio of the company exceeds 70%, the sales revenue or net asset of the Company declines by 10% when compared with the same period of the previous year, Development Bank is entitled to deem the credit facilities matured before expiration of their term.